Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

ATIF Holdings Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid
	Equity	Ordinary Shares, $0.001 par value per share	Rule 457(c)	2,290,000	$0.945	$2,164,050	$0.00014760	$319.41
	Total Offering Amounts					$2,164,050		$319.41
	Total Fees Previously Paid					—		—
	Total Fee Offsets					—		—
	Net Fee Due							$319.41

(1)	The securities are being registered solely in connection with the resale of Ordinary Shares of ATIF Holdings Limited, par value $0.001 per share (the “Ordinary Shares”) by the selling stockholders named in this registration statement (the “Selling Stockholders”).

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional securities that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act, based on the average of the high and low prices of the registrant’s shares of Ordinary Shares on May 24, 2024, as reported on the Nasdaq Capital Market which was approximately $0.945 per share.